CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A (File Nos. 033-46924 and 811-06618) of our report dated November 28, 2012 relating to the September 30, 2012 financial statements and financial highlights of First Investors Total Return Fund, First Investors Equity Income Fund, First Investors Growth & Income Fund, First Investors Global Fund, First Investors Select Growth Fund, First Investors Opportunity Fund, First Investors Special Situations Fund and First Investors International Fund, each a series of First Investors Equity Funds, which are included in said Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2013